Exhibit 99.1
Contact
Black Box Corporation
Gary Doyle
Director - Investor Relations
Phone: (724) 873-6788
Email: investors@blackbox.com
FOR IMMEDIATE RELEASE
BLACK BOX CORPORATION REPORTS THIRD QUARTER AND YEAR-TO-DATE FISCAL 2010 RESULTS
PITTSBURGH, PENNSYLVANIA, January 26, 2010 - Black Box Corporation (NASDAQ:BBOX) today reported results for the third quarter of Fiscal 2010 ended December 26, 2009.
For the third quarter of Fiscal 2010, diluted earnings per share were 63¢ on net income of $11.0 million or 4.3% of revenues compared to diluted earnings per share of 56¢ on net income of $9.8 million or 3.8% of revenues for the same quarter last year. On a sequential quarter comparison basis, second quarter of Fiscal 2010 diluted earnings per share were 47¢ on net income of $8.2 million or 3.5% of revenues. Excluding reconciling items, operating earnings per share (which is a non-GAAP term and is defined below) for the third quarter of Fiscal 2010 were 77¢ on operating net income (which is a non-GAAP term and is defined below) of $13.6 million or 5.4% of revenues compared to operating earnings per share of 85¢ on operating net income of $14.9 million or 5.7% of revenues for the same quarter last year. See below for additional information regarding the comparability of Fiscal 2010 and Fiscal 2009 operating earnings per share. Management believes that presenting operating earnings per share and operating net income is useful to investors because it provides a more meaningful comparison of the ongoing operations of the Company.
For the third quarter of Fiscal 2010, the Company’s pre-tax reconciling items were $4.1 million with an after-tax impact on net income and EPS of $2.6 million and 14¢, respectively. During the third quarter of Fiscal 2009, the Company’s pre-tax reconciling items were $7.9 million with an after-tax impact on net income and EPS of $5.0 million and 29¢, respectively. See below for further discussion regarding Management’s use of non-GAAP accounting measurements and a detailed presentation of the Company’s pre-tax reconciling items for the periods presented above.
Third quarter of Fiscal 2010 total revenues were $253 million, a decrease of $9 million or 3% from $262 million for the same quarter last year. On a sequential quarter comparison basis, second quarter of Fiscal 2010 total revenues were $232 million.
Third quarter of Fiscal 2010 cash provided by operating activities was $12 million or 105% of net income, compared to $13 million or 136% of net income for the same quarter last year. Third quarter of Fiscal 2010 free cash flow (which is a non-GAAP term and is defined below) was $11 million equivalent to $11 million for the same quarter last year. On a sequential quarter comparison basis, second quarter of Fiscal 2010 cash provided by operating activities was $14 million or 177% of net income and free cash flow was $14 million. Black Box utilized its third quarter of Fiscal 2010 free cash flow primarily to fund acquisition activity of $10 million and to pay dividends of $1 million. Management believes that free cash flow, defined by the Company as cash provided by operating activities less net capital expenditures, plus proceeds from stock option exercises, plus or minus foreign currency translation adjustments, is an important measurement of liquidity as it represents the total cash available to the Company.
For the nine-month period ended December 26, 2009, diluted earnings per share were $1.54 on net income of $27.0 million or 3.7% of revenues compared to diluted earnings per share of $2.11 on net income of $37.0 million or 4.9% of revenues for the same period last year. Excluding reconciling items, operating earnings per share for the nine-month period ended December 26, 2009 were $2.20 on operating net income of $38.6 million or 5.4% of revenues compared to operating earnings per share of $2.47 on operating net income of $43.3 million or 5.7% of revenues for the same period last year.
For the nine-month period ended December 26, 2009, the Company’s pre-tax reconciling items were $18.6 million with an after-tax impact on net income and EPS of $11.6 million and 66¢, respectively. For the nine-month period ended December 27, 2008, the Company’s pre-tax reconciling items were $9.9 million with an after-tax impact on net income and EPS of $6.3 million and 36¢, respectively.
1000 Park Drive, Lawrence, PA 15055-1018 * (724) 746-5500 * Fax (724) 746-0746

For the nine-month period ended December 26, 2009, total revenues were $721 million, a decrease of $37 million or 5% from $758 million for the same period last year.
Cash provided by operating activities for the nine-month period ended December 26, 2009 was $42 million or 156% of net income compared to $52 million or 140% of net income for the same period last year. Free cash flow was $41 million compared to $49 million for the same period last year. Black Box utilized its nine-month period free cash flow primarily to fund acquisition activity of $18 million, debt reduction of $14 million and to pay dividends of $3 million.
The Company’s six-month order backlog was $191 million at December 26, 2009 compared to $195 million for the same quarter last year. On a sequential quarter-end comparison basis, the Company’s six-month order backlog was $207 million at September 26, 2009.
For the fourth quarter of Fiscal 2010, the Company is targeting reported revenues of approximately $240 million to $245 million and corresponding operating earnings per share in the range of 73¢ to 78¢. Included in these projections is an effective tax rate of 37.5%.
All of the above exclude acquisition-related expense, employee severance and facility consolidations costs, historical stock option granting practices investigation and related matters costs, current legal matters costs and the impact of changes in the fair market value of the Company’s interest-rate swaps, and all of the above are before any new mergers and acquisition activity that has not been announced.
Commenting on the third quarter of Fiscal 2010 results and the fourth quarter of Fiscal 2010 outlook, Terry Blakemore, President and Chief Executive Officer said “Our third quarter performance continues to strengthen the Black Box position for growth as the economy recovers.”
“We achieved sequential organic revenue growth and solid operational cash flow, increased our world-class technical capabilities through a strategic acquisition and expanded our served market through our new distribution agreement with Avaya. As the economy improves, the Black Box comprehensive portfolio of communication and service offerings will provide our clients with the critical infrastructure they need to grow.”
The Company will conduct a conference call beginning at 5:00 p.m. Eastern Standard Time today, January 26, 2010. Terry Blakemore, President and Chief Executive Officer, will host the call. To participate in the call, please dial 612-332-1025 approximately 15 minutes prior to the starting time and ask to be connected to the Black Box Earnings Call. A replay of the conference call will be available for one week after the teleconference by dialing 320-365-3844 and using access code 140275. A live, listen-only audio webcast of the call will be available through a link on the Investor Relations page of the Company’s website at http://www.blackbox.com. A webcast replay of the call will also be archived on Black Box’s Web site for a limited period of time following the conference call.
Black Box is the world’s largest technical services company dedicated to designing, building and maintaining today’s complicated data and voice infrastructure systems. Black Box services more than 175,000 clients in 141 countries with 194 offices throughout the world. To learn more, visit the Black Box Web site at http://www.blackbox.com.
Black Box®, the Double Diamond logo and DVH® are registered trademarks of BB Technologies, Inc.
1000 Park Drive, Lawrence, PA 15055-1018 * (724) 746-5500 * Fax (724) 746-0746

Any forward-looking statements contained in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and speak only as of the date of this release. You can identify these forward-looking statements by the fact they use words such as “should,” “anticipate,” “estimate,” “approximate,” “expect,” “target,” “may,” “will,” “project,” “intend,” “plan,” “believe” and other words of similar meaning and expression in connection with any discussion of future operating or financial performance. One can also identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. Forward-looking statements are inherently subject to a variety of risks and uncertainties that could cause actual results to differ materially from those projected. Although it is not possible to predict or identify all risk factors, they may include the timing and final outcome of the ongoing review of the Company’s stock option practices, including the related shareholder derivative lawsuit, tax matters and insurance/indemnification matters, and the impact of any actions that may be required or taken as a result of such review, shareholder derivative lawsuit, tax matters or insurance/indemnification matters, levels of business activity and operating expenses, expenses relating to corporate compliance requirements, cash flows, global economic and business conditions, successful integration of acquisitions, the timing and costs of restructuring programs, successful marketing of DVH (Data, Voice, Hotline) services, successful implementation of the Company’s M&A program, including identifying appropriate targets, consummating transactions and successfully integrating the businesses, successful implementation of our government contracting programs, competition, changes in foreign, political and economic conditions, fluctuating foreign currencies compared to the U.S. dollar, rapid changes in technologies, client preferences, the Company’s arrangements with suppliers of voice equipment and technology and various other matters, many of which are beyond the Company’s control. Additional risk factors are included in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2009 and in the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 26, 2009. We can give no assurance that any goal, plan or target set forth in forward-looking statements can be achieved and readers are cautioned not to place undue reliance on such statements, which speak only as of the date made. We undertake no obligation to release publicly any revisions to forward-looking statements as a result of future events or developments.
1000 Park Drive, Lawrence, PA 15055-1018 * (724) 746-5500 * Fax (724) 746-0746

BLACK BOX CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME

	Three-months ended		Nine-months ended
	December 26 and 27,		December 26 and 27,
In thousands, except per share amounts	2009	2008	2009	2008

Revenues
Hotline products	$47,012	$51,550	$134,805	$164,008
On-Site services	206,373	210,303	585,705	594,208

Total	253,385	261,853	720,510	758,216

Cost of sales
Hotline products	24,406	27,380	70,267	84,279
On-Site services	142,150	143,555	398,727	401,820

Total	166,556	170,935	468,994	486,099

Gross profit	86,829	90,918	251,516	272,117

Selling, general & administrative expenses	64,198	66,085	192,596	198,282
Intangibles amortization	3,108	3,261	9,303	6,987

Operating income	19,523	21,572	49,617	66,848

Interest expense (income), net	1,852	5,722	6,592	8,105
Other expenses (income), net	40	376	(187)	543

Income before provision for income taxes	17,631	15,474	43,212	58,200

Provision for income taxes	6,612	5,647	16,205	21,241

Net income	$11,019	$9,827	$27,007	$36,959

Earnings per common share
Basic	$0.63	$0.56	$1.54	$2.11

Diluted	$0.63	$0.56	$1.54	$2.11

Weighted average common shares outstanding
Basic	17,548	17,533	17,545	17,525

Diluted	17,561	17,533	17,545	17,525

Dividends per share	$0.06	$0.06	$0.18	$0.18

1000 Park Drive, Lawrence, PA 15055-1018 * (724) 746-5500 * Fax (724) 746-0746

BLACK BOX CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS

In thousands, except par value	December 26, 2009	March 31, 2009

Assets
Cash and cash equivalents	$29,056	$23,720
Accounts receivable, net	152,396	163,975
Inventories, net	53,755	55,898
Costs/estimated earnings in excess of billings on uncompleted contracts	94,961	66,066
Prepaid and other current assets	26,332	30,809

Total current assets	356,500	340,468

Property, plant and equipment, net	24,670	28,419
Goodwill	649,600	621,948
Intangibles
Customer relationships, net	91,357	105,111
Other intangibles, net	31,667	37,684
Other assets	10,759	2,858

Total assets	$1,164,553	$1,136,488

Liabilities
Accounts payable	$79,663	$79,021
Accrued compensation and benefits	31,087	30,446
Deferred revenue	37,431	35,520
Billings in excess of costs/estimated earnings on uncompleted contracts	15,817	18,217
Income taxes	8,287	5,164
Other liabilities	42,837	41,891

Total current liabilities	215,122	210,259

Long-term debt	235,306	249,260
Other liabilities	25,370	29,670

Total liabilities	$475,798	$489,189

Stockholders’ equity
Common stock	$25	$25
Additional paid-in capital	450,030	445,774
Retained earnings	544,872	521,023
Accumulated other comprehensive income	16,923	3,572
Treasury stock	(323,095)	(323,095)

Total stockholders’ equity	$688,755	$647,299

Total liabilities and stockholders’ equity	$1,164,553	$1,136,488

1000 Park Drive, Lawrence, PA 15055-1018 * (724) 746-5500 * Fax (724) 746-0746

BLACK BOX CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three-months ended		Nine-months ended
	December 26 and 27,		December 26 and 27,
In thousands	2009	2008	2009	2008

Operating Activities
Net income	$11,019	$9,827	$27,007	$36,959
Adjustments to reconcile net income to net cash provided by (used for) operating activities
Intangibles amortization and depreciation	4,985	5,834	15,097	14,433
Loss (gain) on sale of property	(15)	(63)	10	(84)
Deferred taxes	560	(946)	1,197	(90)
Tax impact from stock options	64	88	766	1,135
Stock compensation expense	1,743	855	5,022	2,237
Change in fair value of interest-rate swap	(303)	2,436	(126)	(441)
Changes in operating assets and liabilities (net of acquisitions)
Accounts receivable, net	(11,496)	2,680	11,568	14,484
Inventories, net	(7)	(136)	3,617	5,185
All other current assets excluding deferred tax asset	(5,871)	(3,054)	(16,586)	(11,626)
Liabilities exclusive of long-term debt	10,905	(4,143)	(5,439)	(10,429)

Net cash provided by (used for) operating activities	$11,584	$13,378	$42,133	$51,763

Investing Activities
Capital expenditures	$(540)	$(329)	$(1,573)	$(1,853)
Capital disposals	29	64	132	168
Acquisition of businesses (payments)/recoveries	(10,687)	(47,914)	(10,687)	(96,534)
Prior merger-related (payments)/recoveries	(6,433)	(427)	(7,738)	(262)

Net cash provided by (used for) investing activities	$(17,631)	$(48,606)	$(19,866)	$(98,481)

Financing Activities
Proceeds from borrowings	$56,035	$93,952	$130,890	$237,662
Repayment of borrowings	(43,450)	(58,918)	(145,298)	(190,379)
Proceeds from the exercise of stock options	--	--	--	545
Deferred financing costs	--	--	--	(125)
Payment of dividends	(1,053)	(1,052)	(3,157)	(3,154)

Net cash provided by (used for) financing activities	$11,532	$33,982	$(17,565)	$44,549

Foreign currency exchange impact on cash	$(214)	$(1,999)	$634	$(1,926)

Increase / (decrease) in cash and cash equivalents	$5,271	$(3,245)	$5,336	$(4,095)
Cash and cash equivalents at beginning of period	23,785	25,802	23,720	26,652

Cash and cash equivalents at end of period	$29,056	$22,557	$29,056	$22,557

1000 Park Drive, Lawrence, PA 15055-1018 * (724) 746-5500 * Fax (724) 746-0746

Non-GAAP Financial Measures
As a supplement to United States Generally Accepted Accounting Principles (“GAAP”), the Company provides non-GAAP financial measures such as free cash flow, cash provided by operating activities excluding restructuring payments (see below for reference), operating net income, operating earnings per share, Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”), Adjusted EBITDA, adjusted operating income and same-office revenue comparisons to illustrate the Company’s operational performance. These non-GAAP financial measures exclude the impact of certain items and, therefore, have not been calculated in accordance with GAAP. Pursuant to the requirements of Regulation G, the Company has provided Management explanations regarding their use and the usefulness of non-GAAP financial measures, definitions of the non-GAAP financial measures and reconciliations to the most directly comparable GAAP financial measures, which are provided below.
Management uses non-GAAP financial measures (a) to evaluate the Company’s historical and prospective financial performance as well as its performance relative to its competitors, (b) to set internal sales targets and associated operating budgets, (c) to allocate resources, (d) to measure operational profitability and (e) as an important factor in determining variable compensation for Management and its team members. Moreover, the Company has historically reported these non-GAAP financial measures as a means of providing consistent and comparable information with past reports of financial results.
While Management believes these non-GAAP financial measures provide useful supplemental information to investors, there are limitations associated with the use of non-GAAP financial measures. The limitations include (i) the non-GAAP financial measures are not prepared in accordance with GAAP, are not reported by all of the Company’s competitors and may not be directly comparable to similarly-titled measures of the Company’s competitors due to potential differences in the exact method of calculation, (ii) the non-GAAP financial measures exclude certain non-cash amortization of intangible assets on acquisitions, however, they do not specifically exclude the added benefits of these costs, such as revenue and contributing operating margin, (iii) the non-GAAP financial measures exclude non-cash asset write-up depreciation expense on acquisitions related to acquisitions made during recent years which is derived from the book value to fair market value write-up on acquired assets, (iv) the non-GAAP financial measures exclude the non-cash change in fair value of the Company’s interest-rate swaps which will continue to impact the Company’s earnings until the interest-rate swaps are settled, (v) the non-GAAP financial measures exclude costs for employee severance and facility consolidations (“employee severance and facility consolidations costs”) incurred during the periods reported in an attempt to right-size the organization and more appropriately align the expense structure with anticipated revenues and changing market demand for its solutions and services that will impact future operating results, (vi) the non-GAAP financial measures exclude historical stock option granting practices investigation and related matters costs, including costs associated with the related Securities and Exchange Commission (“SEC”) investigation, shareholder derivative lawsuit, tax matters and insurance/indemnification matters, (vii) the non-GAAP financial measures exclude costs of settlement or resolution arising from current legal matters associated with the ongoing operations of the Company (“current legal matters costs”) and (viii) there is no assurance the excluded items in the non-GAAP financial measures will not occur in the future. The Company compensates for these limitations by using these non-GAAP financial measures as supplements to GAAP financial measures and by reviewing the reconciliations of the non-GAAP financial measures to their most comparable GAAP financial measures.
Non-GAAP financial measures are not in accordance with, or an alternative for, GAAP. The Company’s non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP financial measurements, and should be read only in conjunction with the Company’s consolidated financial statements prepared in accordance with GAAP.
Free cash flow
Free cash flow is defined by the Company as cash provided by operating activities less net capital expenditures, plus or minus foreign currency translation adjustments, plus proceeds from stock option exercises. Management’s reasons for exclusion of each item are explained in further detail below.
Net capital expenditures
The Company believes net capital expenditures must be taken into account along with cash provided by operating activities to more properly reflect the actual cash available to the Company. Net capital expenditures are typically material and directly impact the availability of the Company’s operating cash. Net capital expenditures are comprised of capital expenditures and capital disposals.
Foreign currency exchange impact on cash
Due to the size of the Company’s international operations, and the ability of the Company to utilize cash generated from foreign operations locally without the need to convert such currencies to U.S. dollars on a regular basis, the Company believes that it is appropriate to adjust its operating cash flows to take into account the positive and/or negative impact of such charges as such adjustment provides an appropriate measure of the availability of the Company’s operating cash on a world-wide basis. A limitation of adjusting cash flows to account for the foreign currency impact is that it may not provide an accurate measure of cash available in U.S. dollars.
1000 Park Drive, Lawrence, PA 15055-1018 * (724) 746-5500 * Fax (724) 746-0746

Proceeds from stock option exercises
The Company believes that proceeds from stock option exercises should be added to cash provided by operating activities to more accurately reflect the actual cash available to the Company. The Company has demonstrated a recurring inflow of cash related to its stock-based compensation plans and, since this cash is immediately available to the Company, it directly impacts the availability of the Company’s operating cash. The amount of proceeds from stock option exercises is dependent upon a number of variables, including the number and exercise price of outstanding options and the trading price of the Company’s common stock. In addition, the timing of stock option exercises is under the control of the individual option holder and is not in the control of the Company. As a result, there can be no assurance as to the timing or amount of any proceeds from stock option exercises.
A reconciliation of cash provided by operating activities to free cash flow is presented below:

	3Q10	2Q10	3Q09	3QYTD10	3QYTD09

Cash provided by operating activities	$11,584	$14,462	$13,378	$42,133	$51,763
Net capital expenditures	(511)	(392)	(265)	(1,441)	(1,685)
Foreign currency exchange impact on cash	(214)	327	(1,999)	634	(1,926)

Free cash flow before stock option exercises	$10,859	$14,397	$11,114	$41,326	$48,152
Proceeds from stock option exercises	--	--	--	--	545

Free cash flow	$10,859	$14,397	$11,114	$41,326	$48,697

Cash provided by operating activities excluding restructuring payments
Cash provided by operating activities excluding restructuring payments is defined by the Company as cash provided by operating activities plus restructuring payments. Restructuring payments are the cash payments made during the period for employee severance and facility consolidation costs. The Company believes that restructuring payments should be added to cash provided by operating activities to more accurately reflect the cash flow from operations.
A reconciliation of cash provided by operating activities to cash provided by operating activities excluding restructuring payments is presented below:

	3Q10	2Q10	3Q09	3QYTD10	3QYTD09

Cash provided by operating activities	$11,584	$14,462	$13,378	$42,133	$51,763
Restructuring payments	1,354	2,318	2,314	7,627	7,602

Cash provided by operating activities excluding restructuring payments	$12,938	$16,780	$15,692	$49,760	$59,365

Operating net income and operating earnings per share (“EPS”)
Management believes that operating net income, defined by the Company as net income plus reconciling items, and operating EPS, defined as operating net income divided by weighted average common shares outstanding (diluted), provide investors additional important information to enable them to assess, in a way Management assesses, the Company’s current and future operations. Reconciling items include amortization of intangible assets on acquisitions, asset write-up depreciation expense on acquisitions, the change in fair value of the interest-rate swaps, employee severance and facility consolidation costs, historical stock option granting practices investigation and related matters costs and current legal matters costs. Management’s reason for exclusion of each item is explained in further detail below.
Amortization of intangible assets on acquisitions
The Company incurs non-cash amortization expense from intangible assets related to various acquisitions it has made in recent years. Management excludes these expenses and their related tax impact for the purpose of calculating non-GAAP financial measures when it evaluates the continuing operational performance of the Company because these costs are fixed at the time of an acquisition, are then amortized over a period of several years after the acquisition and generally cannot be changed or influenced by Management after the acquisition.
Asset write-up depreciation expense on acquisitions
The Company incurs non-cash asset write-up depreciation expense on acquisitions related to acquisitions made during recent years. Specifically, this non-cash expenditure is derived from the book value to fair market value write-up on acquired assets. Asset write-
1000 Park Drive, Lawrence, PA 15055-1018 * (724) 746-5500 * Fax (724) 746-0746

ups are depreciated over their remaining useful life which generally falls between one to five years. Management excludes these expenses and their related tax impact for the purpose of calculating non-GAAP financial measures when it evaluates the continuing operational performance of the Company because these costs are fixed from acquisition to the end of the asset’s useful life and generally cannot be changed or influenced by Management after the acquisition.
Change in fair value of the interest-rate swaps
To mitigate the risk of interest-rate fluctuations associated with the Company’s variable rate debt, the Company entered into two separate interest-rate swaps (“interest-rate swaps”) that do not qualify as a cash flow hedge. Thus, the Company records the change in fair value of the interest-rate swaps as an asset/liability within the Company’s Condensed Consolidated Balance Sheets with the offset to Interest expense (income) within the Company’s Condensed Consolidated Statements of Income. Management excludes this non-cash expense and the related tax impact for the purpose of calculating non-GAAP financial measures when it evaluates the continuing operational performance of the Company because these costs generally cannot be changed or influenced by Management.
Employee severance and facility consolidation costs
The Company believes that incurring costs in the current period(s) in an attempt to right-size the organization and more appropriately align the expense structure with anticipated revenues and changing market demand for its solutions and services will result in a long-term positive impact on financial performance in the future. Employee severance and facility consolidation costs are presented in accordance with GAAP in the Company’s Condensed Consolidated Statements of Income. However, due to the amount of additional costs incurred during a single or possibly successive periods, Management believes that exclusion of these costs and their related tax impact provides a more accurate reflection of the Company’s ongoing financial performance.
Historical stock option granting practices investigation and related matters costs
The Company incurs costs in connection with its investigation of historical stock option granting practices, including the related SEC investigation, shareholder derivative lawsuit, tax matters and insurance/indemnification matters. Management excludes these expenses and their related tax impact for the purpose of calculating non-GAAP financial measures when it evaluates the continuing operational performance of the Company because these costs are generally non-recurring and cannot be changed or influenced by Management.
Current legal matters costs
The Company incurs costs arising from current legal matters associated with the ongoing operations of the Company. Management excludes these expenses and their related tax impact for the purpose of calculating non-GAAP financial measures when it evaluates the continuing operational performance of the Company because these costs are generally non-recurring and cannot be changed or influenced by Management.
Fiscal 2010 and Fiscal 2009 comparability
During Fiscal 2009, the Company excluded stock-based compensation expense when evaluating the continuing operations of the Company. Beginning with the first quarter of Fiscal 2010, the Company will not exclude such expenses. For comparability purposes only, the Company has restated reconciling items, operating net income and operating EPS for the third quarter and third quarter year-to-date Fiscal 2009 to reflect this change in presentation.
Information on stock-based compensation expense and its after-tax impact on net income and EPS is presented below:

	3Q10	2Q10	3Q09	3QYTD10	3QYTD09

Stock-based compensation expense	$1,743	$1,636	$855	$5,022	$2,237
After-tax impact on net income	1,089	1,022	543	3,139	1,421
After-tax impact on net income EPS	0.06	0.06	0.03	0.18	0.08

1000 Park Drive, Lawrence, PA 15055-1018 * (724) 746-5500 * Fax (724) 746-0746

The following table represents the Company’s pre-tax reconciling items:

	3Q10	2Q10	3Q09	3QYTD10	3QYTD09

Non-cash charges
Amortization of intangible assets on acquisitions	$3,099	$2,134	$3,231	$9,264	$6,886
Asset write-up depreciation expense on acquisitions	128	--	485	128	1,381
Change in fair value of the interest-rate swaps	(303)	380	2,436	(126)	(441)

Total non-cash charges	$2,924	$2,514	$6,152	$9,266	$7,826

Cash charges
Employee severance and facility consolidations costs	$860	$649	$1,697	$2,622	$1,697
Historical stock option granting practices investigation and related matters costs	318	3,992	88	4,574	420
Current legal matters costs	--	--	--	2,145	--

Total cash charges	$1,178	$4,641	$1,785	$9,341	$2,117

Total pre-tax reconciling items	$4,102	$7,155	$7,937	$18,607	$9,943

A reconciliation of net income to operating net income is presented below:

	3Q10	2Q10	3Q09	3QYTD10	3QYTD09

Net income	$11,019	$8,186	$9,827	$27,007	$36,959
% of Revenue	4.3%	3.5%	3.8%	3.7%	4.9%
Reconciling items, after tax [1]	2,564	4,472	5,041	11,630	6,315

Operating net income	$13,583	$12,658	$14,868	$38,637	$43,274
% of Revenue	5.4%	5.5%	5.7%	5.4%	5.7%

1 The effective tax rate utilized to determine Reconciling items, after tax, for each period, is the effective tax rate utilized to determine Net income for such period.
A reconciliation of diluted EPS to operating EPS is presented below:

	3Q10	2Q10	3Q09	3QYTD10	3QYTD09

Diluted EPS	$0.63	$0.47	$0.56	$1.54	$2.11
EPS impact of reconciling items	0.14	0.25	0.29	0.66	0.36

Operating EPS	$0.77	$0.72	$0.85	$2.20	$2.47

EBITDA and Adjusted EBITDA
Management believes that EBITDA, defined as income before provision for income taxes plus interest, depreciation and amortization, is a widely accepted measure of profitability that may be used to measure the Company’s ability to service its debt. Adjusted EBITDA, defined as EBITDA plus stock-based compensation expense, may also be used to measure the Company’s ability to service its debt. Stock-based compensation is an integral part of ongoing operations since it is considered similar to other types of compensation to employees. However, Management believes that varying levels of stock-based compensation expense could result in misleading period-over-period comparisons and is providing an adjusted disclosure which excludes stock-based compensation.
A reconciliation of income before provision for income taxes to EBITDA and adjusted EBITDA is presented below:

	3Q10	2Q10	3Q09	3QYTD10	3QYTD09

Net income	$11,019	$8,186	$9,827	$27,007	$36,959
Provision for income taxes	6,612	4,912	5,647	16,205	21,241
Interest	1,852	2,596	5,722	6,592	8,105
Depreciation/Amortization	4,985	4,034	5,834	15,097	14,433

EBITDA	$24,468	$19,728	$27,030	$64,901	$80,738
Stock-based compensation expense	1,743	1,636	855	5,022	2,237

Adjusted EBITDA	$26,211	$21,364	$27,885	$69,923	$82,975

1000 Park Drive, Lawrence, PA 15055-1018 * (724) 746-5500 * Fax (724) 746-0746

Supplemental Information
The following supplemental information, including geographical segment results, service type results, same-office revenue comparisons and significant balance sheet ratios and other information is being provided for comparisons of reported results for the third quarter of Fiscal 2010 and 2009, second quarter of Fiscal 2010 and/or third quarter year-to-date Fiscal 2010 and 2009. All dollar amounts are in thousands unless noted otherwise.
Geographical Segment Results
Management is presented with and reviews revenues, operating income and adjusted operating income by geographical segment. Adjusted operating income is defined by the Company as operating income plus reconciling items. Reconciling items include intangible assets on acquisitions, asset write-up depreciation expense on acquisitions, employee severance and facility consolidation costs, historical stock option granting practices investigation and related matters costs and current legal matters costs. See above for additional details provided by Management regarding non-GAAP financial measures. Revenues, operating income and adjusted operating income for North America, Europe and All Other are presented below:

	3Q10	2Q10	3Q09	3QYTD10	3QYTD09

Revenues
North America	$217,124	$199,928	$223,820	$621,635	$631,623
Europe	27,190	24,172	28,591	75,248	96,112
All Other	9,071	7,813	9,442	23,627	30,481

Total	$253,385	$231,913	$261,853	$720,510	$758,216

Operating income
North America	$14,890	$11,813	$17,267	$38,278	$51,914
% of North America revenues	6.9%	5.9%	7.7%	6.2%	8.2%
Europe	$3,111	$2,555	$2,882	$7,755	$10,151
% of Europe revenues	11.4%	10.6%	10.1%	10.3%	10.6%
All Other	$1,522	$1,241	$1,423	$3,584	$4,783
% of All Other revenues	16.8%	15.9%	15.1%	15.2%	15.7%

Total	$19,523	$15,609	$21,572	$49,617	$66,848
% of Total revenues	7.7%	6.7%	8.2%	6.9%	8.8%

Reconciling items (pretax) [1]
North America	$4,089	$6,693	$5,023	$17,800	$9,906
Europe	292	65	465	892	465
All Other	24	17	13	41	13

Total	$4,405	$6,775	$5,501	$18,733	$10,384

Adjusted operating income
North America	$18,979	$18,506	$22,290	$56,078	$61,820
% of North America revenues	8.7%	9.3%	10.0%	9.0%	9.8%
Europe	$3,403	$2,620	$3,347	$8,647	$10,616
% of Europe revenues	12.5%	10.8%	11.7%	11.5%	11.0%
All Other	$1,546	$1,258	$1,436	$3,625	$4,796
% of All Other revenues	17.0%	16.1%	15.2%	15.3%	15.7%

Total	$23,928	$22,384	$27,073	$68,350	$77,232
% of Total revenues	9.4%	9.7%	10.3%	9.5%	10.2%

1 During Fiscal 2009, the Company excluded stock-based compensation expense when evaluating the continuing operations of the Company. Beginning with the first quarter of Fiscal 2010, the Company will not exclude such expenses. For comparability purposes only, the Company has restated reconciling items (pretax) and adjusted operating income for the third quarter and year-to-date Fiscal 2009 to reflect this change in presentation. The Company incurred stock-based compensation expense of $1,743, $1,636, $855, $5,022 and $2,237 during the third quarter of Fiscal 2010 and 2009, second quarter of Fiscal 2010 and third quarter year-to-date Fiscal 2010 and 2009, respectively.
1000 Park Drive, Lawrence, PA 15055-1018 * (724) 746-5500 * Fax (724) 746-0746

Service Type Results
Management is presented with and reviews revenues and gross profit for Data Services, Voice Services and Hotline Services which are presented below:

	3Q10	2Q10	3Q09	3QYTD10	3QYTD09

Revenues
Data Services	$45,342	$43,928	$52,238	$140,680	$141,836
Voice Services	161,031	142,474	158,065	445,025	452,372
Hotline Services	47,012	45,511	51,550	134,805	164,008

Total	$253,385	$231,913	$261,853	$720,510	$758,216

Gross profit
Data Services	$12,078	$12,142	$15,247	$38,167	$41,413
% of Data Services revenues	26.6%	27.6%	29.2%	27.1%	29.2%
Voice Services	$52,145	$48,287	$51,501	$148,811	$150,975
% of Voice Services revenues	32.4%	33.9%	32.6%	33.4%	33.4%
Hotline Services	$22,606	$21,845	$24,170	$64,538	$79,729
% of Hotline Services revenues	48.1%	48.0%	46.9%	47.9%	48.6%

Total	$86,829	$82,274	$90,918	$251,516	$272,117
% of Total revenues	34.3%	35.5%	34.7%	34.9%	35.9%

Same-office revenue comparisons
Management is presented with and reviews revenues on a same-office basis which excludes the effects of revenues from acquisitions. While the information provided below is presented on a consolidated basis, the revenue from offices added below relates to the North American Data Services and North American Voice Services. Reported same-office comparisons for the Company’s North America, Data Services and Voice Services segments can be determined by excluding the revenues from offices added since 4/1/08 or 6/28/09 as shown below.
Information on quarterly revenues on a same-office basis compared to the same period last year is presented below:

	3Q10	3Q09	% Change

Reported revenues	$253,385	$261,853	(3%)
Less revenue from Data Services offices added since 4/1/08 (1Q09)	(13,722)	(12,626)
Less revenue from Voice Services offices added since 4/1/08 (1Q09)	(29,191)	(14,736)

Reported revenues on same-office basis	$210,472	$234,491	(10%)
Foreign currency impact	(3,732)	--

Revenues on same-office basis (excluding foreign currency impact)	$206,740	$234,491	(12%)

Information on year-to-date revenues on a same-office basis compared to the same period last year is presented below:

	3QYTD10	3QYTD09	% Change

Reported revenues	$720,510	$758,216	(5%)
Less revenue from Data Services offices added since 4/1/08 (1Q09)	(39,730)	(12,626)
Less revenue from Voice Services offices added since 4/1/08 (1Q09)	(79,661)	(31,906)

Reported revenues on same-office basis	$601,119	$713,684	(16%)
Foreign currency impact	4,327	--

Revenues on same-office basis (excluding foreign currency impact)	$605,446	$713,684	(15%)

Information on revenues on a same-office basis compared to the sequential quarter is presented below:

	3Q10	2Q10	% Change

Reported revenues	$253,385	$231,913	9%
Less revenue from Data Services offices added since 6/28/09 (2Q10)	--	--
Less revenue from Voice Services offices added since 6/28/09 (2Q10)	(4,403)	--

Reported revenues on same-office basis	$248,982	$231,913	7%
Foreign currency impact	(1,310)	--

Revenues on same-office basis (excluding foreign currency impact)	$247,672	$231,913	7%

1000 Park Drive, Lawrence, PA 15055-1018 * (724) 746-5500 * Fax (724) 746-0746

Significant Balance Sheet ratios and Other Information
Information on certain balance sheet ratios, backlog and headcount is presented below. Dollar amounts are in millions.

	3Q10		2Q10		3Q09

Accounts receivable
Gross accounts receivable	$162.4		$149.5		$172.4
Reserve $ / %	10.0	6.2%	9.9	6.6%	11.0	6.4%

Net accounts receivable	$152.4		$139.6		$161.4

Net days sales outstanding	52 days		51 days		54 days

Inventory
Gross inventory	$74.3		$73.1		$82.5
Reserve $ / %	20.5	27.6%	19.8	27.1%	20.7	25.1%

Net inventory	$53.8		$53.3		$61.8

Net inventory turns	9.3x		8.4x		8.6x

Six-month order backlog	$191		$207		$195

Team members	4,384		4,335		4,745

1000 Park Drive, Lawrence, PA 15055-1018 * (724) 746-5500 * Fax (724) 746-0746